                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          GULFSTREAM AEROSPACE CORPORATION
                    (Name of Registrant as Specified In Its Charter)
        (Name of Person(s) Filing Proxy Statement, if other than Registrant)

    Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                   [LOGO]

                                                                  March 25, 1999

Dear Fellow Stockholder:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation, to be held on Wednesday, May 19, 1999, at 9:30 a.m., local time, at the Iridium Room, located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022.

    At the meeting, we will review Gulfstream's activities over the past year, as well as the outlook for 1999. The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the meeting.

    We hope that you will be able to attend the meeting in person. However, whether or not you plan to be present, please sign and return your proxy as soon as possible so that your vote will be counted.

                                          Sincerely,

                                                  [SIGNATURE]

                                          THEODORE J. FORSTMANN
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                        GULFSTREAM AEROSPACE CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    The 1999 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation, a Delaware corporation (the "Company"), will be held at the Iridium Room, located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022 on Wednesday, May 19, 1999, at 9:30 a.m., local time, for the following purposes:

        1. To elect seven Class III directors for terms ending at the 2002 Annual Meeting of Stockholders;

        2. To consider and vote on a proposal to approve the Gulfstream Aerospace Corporation 1999 Stock Option Plan;

        3. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP, as independent auditors for the Company for the fiscal year ending December 31, 1999; and

        4. To transact such other business as may properly come before the meeting.

    Stockholders of record as of the close of business on March 19, 1999 will be entitled to vote at the meeting.

    Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation or by voting in person at the meeting.

                                          By order of the Board of Directors,

                                                 [SIGNATURE]

                                          Chris A. Davis
                                          Secretary

March 25, 1999

                        GULFSTREAM AEROSPACE CORPORATION
                              500 GULFSTREAM ROAD
                            SAVANNAH, GEORGIA 31408

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1999

                            ------------------------

    This proxy statement is furnished to stockholders of Gulfstream Aerospace Corporation, a Delaware corporation ("Gulfstream" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the 1999 Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on Wednesday, May 19, 1999, at the Iridium Room, located on the lower lobby level of the St. Regis Hotel, Two East 55th Street (at Fifth Avenue), New York, New York 10022, and any adjournments thereof.

    Stockholders of record as of the close of business on March 19, 1999 will be entitled to vote at the meeting or any adjournments thereof. As of the record date, March 19, 1999, the Company had outstanding 72,176,518 shares of Common Stock, par value $.01 per share ("Common Stock"), each entitled to one vote on all matters to be voted upon. This proxy statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended December 31, 1998 are being mailed on or about March 29, 1999 to each stockholder entitled to vote at the meeting.

                        VOTING AND REVOCATION OF PROXIES

VOTING

    If the enclosed proxy is executed and returned in time and not revoked, all shares represented by the proxy will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no instructions are specified, signed proxies will be voted FOR the election of each person nominated for election as a director, FOR approval of the Gulfstream Aerospace Corporation 1999 Stock Option Plan (the "1999 Stock Option Plan") and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1999.

    The holders of a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is present, the affirmative vote of the holders of a plurality of the votes cast at the meeting will be required for the election of directors; and the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon will be required to act on all other matters to come before the meeting, including approval of the 1999 Stock Option Plan and the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company. An automated system administered by the Company's transfer agent tabulates the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included; abstentions and broker non-votes are excluded. Accordingly, with respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome. For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote. Accordingly, with respect to any matter other than the election of directors, abstentions will have the effect of a vote "against" the matter and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

REVOCATION

    A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company's Secretary of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so.

                             ELECTION OF DIRECTORS

    Effective at the 1999 Annual Meeting, the Board of Directors will consist of 21 directors divided into three classes: seven Class I directors, seven Class II directors and seven Class III directors. Directors hold office for staggered terms of three years and until their successors have been duly elected and qualified. One of the three classes will be elected each year at the Annual Meeting of Stockholders to succeed the directors whose terms are ending.

    Seven directors in Class III are to be elected at the 1999 Annual Meeting and proxies cannot be voted for more than seven nominees. The directors so elected will hold office as directors until the 2002 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The directors in Class I and Class II are serving terms ending at the Annual Meeting of Stockholders in 2000 and 2001, respectively.

    Information concerning nominees for election to terms ending at the 2002 Annual Meeting of Stockholders is set forth below, followed by information concerning directors in Class I and Class II. Unless otherwise directed, proxies will be voted for the nominees listed below. If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the nominees are presently serving as directors of the Company.

NOMINEES FOR ELECTION TO TERMS ENDING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

    Robert Anderson, age 78, has been a director of the Company since March 1990. He has served as Chairman Emeritus of Rockwell International Corporation since February 1990. Mr. Anderson is also a director of Optical Data Networks, Inc., Aftermarket Technology Corp., Motor Cargo Industries and Roller Bearing Co. of America.

    Lynn Forester, age 44, has been a director of the Company since March 1997. She has been President and Chief Executive Officer of FirstMark Holdings, Inc. since 1984 and Co-Chief Executive Officer of FirstMark Communications International L.L.C. since June 1998. From 1989 to December 1994, she was Chairman and Chief Executive Officer of TPI Communications International, Inc. She is a director of General Instrument Corporation and Vice Chairman of the Corporate Commission on Educational Technology.

    Theodore J. Forstmann, age 59, has served as Chairman of the Board of the Company since November 1993 and as Chief Executive Officer since December 1998, and is Chairman of the Office of the Chief Executive. Mr. Forstmann has been a general partner of FLC Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of General Instrument Corporation. Theodore
J. Forstmann and Nicholas C. Forstmann are brothers.

    Drew Lewis, age 67, has been a director of the Company since March 1990. He served as Chairman and Chief Executive Officer of Union Pacific Corporation from October 1987 to December 1996. He is also a director of Union Pacific Resources Group, Inc., American Express Company, Lucent Technologies, FPL Group, Inc., Gannett Co., Inc., Aegis Communications, Inc. and Millennium Bank.

    Mark H. McCormack, age 68, has been a director of the Company since May 1997. Mr. McCormack has served as President, Chief Executive Officer and a director of International Management Group since 1965. He also serves as a director of Fruit of the Loom, Inc. and Planet Hollywood International, Inc.

    Gerard R. Roche, age 67, has been a director of the Company since January 1993. Mr. Roche has been Chairman of Heidrick & Struggles, Inc. since 1981.

    Robert S. Strauss, age 80, has been a director of the Company since April 1993. Mr. Strauss is a founder of and partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") and served as U.S. Ambassador to the Soviet Union, and upon its dissolution, to the Russian Federation, from August 1991 to November 1992. In November 1992, Mr. Strauss returned to Akin Gump. Mr. Strauss is also a director of Archer-Daniels-Midland Co. and Hollinger International Inc.

DIRECTORS WHOSE TERMS END AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

    Charlotte L. Beers, age 63, has been a director of the Company since July 1993. Ms. Beers has been Chairman of J. Walter Thompson since March 1999. She was Chairman Emeritus of Ogilvy & Mather Worldwide, Inc. ("Ogilvy & Mather") from April 1997 to March 1999. She was Chairman of Ogilvy & Mather from April 1992 to April 1997 and Chief Executive Officer from April 1992 to September 1996.

    Thomas D. Bell, Jr., age 49, has been a director of the Company since April 1994. Mr. Bell has been President and Chief Executive Officer of Young & Rubicam Advertising since October 1998. He was President and Chief Executive Officer of Burson-Marsteller, a division of Young & Rubicam Inc., from May 1995 to October 1998. Mr. Bell was Vice Chairman of the Company from April 1994 to April 1995. From 1991 to 1994, Mr. Bell served as Vice Chairman and Chief Operating Officer of Burson-Marsteller. Mr. Bell is also a director of Lincoln National Corporation.

    Chris A. Davis, age 48, has served as Executive Vice President and Chief Financial Officer of the Company since July 1993, Secretary since August 1996, Chief Administrative Officer since December 1998 and a director since March 1997 and is a member of the Office of the Chief Executive. She is also President and Chief Operating Officer of Gulfstream Financial Services Corporation. Ms. Davis served in increasingly senior financial management positions at General Electric Co. from 1978 to 1993, most recently as chief financial officer of its Electronic Systems Division. Ms. Davis is also a director of Wolverine Tube, Inc.

    Nicholas C. Forstmann, age 52, has been a director of the Company since March 1990. He has been a general partner of FLC Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of CommScope, Inc. Theodore J. Forstmann and Nicholas C. Forstmann are brothers.

    Bryan T. Moss, age 59, has served as Vice Chairman and a director of the Company since March 1995. Prior to joining the Company, he was President of Bombardier Business Aircraft Division, where he was responsible for the Challenger and Global Express business jet programs from 1989 to March 1995.

    Roger S. Penske, age 62, has been a director of the Company since December 1993. Mr. Penske has been Chairman and a director of Penske Corporation since 1969 and Chairman, Chief Executive Officer and a director of Detroit Diesel Corporation since 1987. Mr. Penske is also a director of Penske Motorsports, Inc., Delphi Automotive Systems Corporation and General Electric Co.

    Donald H. Rumsfeld, age 66, has served as a director of the Company since April 1993. Mr. Rumsfeld has been in private business since August 1993 and currently serves as Chairman of Gilead Sciences, Inc. From October 1990 to August 1993, Mr. Rumsfeld served as Chairman and Chief Executive Officer of General Instrument Corporation. Mr. Rumsfeld is also a director of ABB AB and Tribune Company. From 1962 to 1977, Mr. Rumsfeld served in a variety of U.S. Government posts, including U.S. Congressman, U.S. Ambassador to NATO, White House Chief of Staff and Secretary of Defense.

DIRECTORS WHOSE TERMS END AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

    W.W. Boisture, Jr., age 54, has served as President and Chief Operating Officer of the Company since December 1998 and as a director since February 1995 and is a member of the Office of the Chief Executive. Mr. Boisture served as Executive Vice President from February 1994 to December 1998. Prior to joining the Company, he was President and Chief Executive Officer of British Aerospace Corporate Jets from October 1992 through 1993, where he was responsible for the "Hawker" business jet product line and its worldwide marketing, sales and support organization. From early 1990 to 1992, Mr. Boisture was Chairman, President and Chief Executive Officer of Butler Aviation, a nationwide aviation services company.

    Sandra J. Horbach, age 38, has been a director of the Company since September 1994. She has been a general partner of FLC Partnership, L.P. since January 1993. She joined Forstmann Little & Co. in August 1987.

    Henry A. Kissinger, age 75, has been a director of the Company since December 1997. Dr. Kissinger is Chairman of Kissinger Associates, Inc., an international consulting firm. He was United States Secretary of State from 1973 to 1977 and Assistant to the President for National Security Affairs from 1969 to 1975. Dr. Kissinger has been awarded the Nobel Peace Prize, the Presidential Medal of Freedom and the Medal of Liberty. Dr. Kissinger is also a director of Continental Grain Company, Revlon, Inc., Freeport & McMoran Copper and Gold, Inc. and Hollinger International Inc.

    Michael S. Ovitz, age 52, has been a director of the Company since March 1997. He is an independent businessman and investor. He recently co-founded Artists Management Group, a management/production/ multi-media company. From October 1995 to December 1996, Mr. Ovitz was President of The Walt Disney Company. From 1975 to 1995, Mr. Ovitz served as chairman of Creative Artists Agency, which he co-founded. Mr. Ovitz is also a director of Livent, Inc.

    Allen E. Paulson, age 76, has been a director of the Company since March 1990. He served as Chairman, Chief Executive Officer and a director of Gulfstream Aerospace Corporation (a Georgia corporation and wholly owned indirect subsidiary of the Company) and its predecessors from 1978, when he purchased the corporate jet division of Grumman Aerospace and began Gulfstream American (a predecessor of the Company), until 1992. He also served as Chairman of the Company from March 1990 and Chief Executive Officer of the Company from January 1992 to August 1992. He is also a director of CardioDynamics International Corp.

    Colin L. Powell, age 61, has been a director of the Company since May 1996. General Powell is Chairman of America's Promise-The Alliance for Youth. He served as the Chairman of the U.S. Joint Chiefs of Staff from October 1989 to September 1993, and as National Security Advisor from December 1987 to January 1989. General Powell is also a director of America Online, Inc.

    George P. Shultz, age 78, has been a director of the Company since November 1991. Mr. Shultz served as United States Secretary of State from July 1982 to January 1989 and is a Distinguished Fellow of the Hoover Institute. Mr. Shultz is also a director of AirTouch Communications, Inc. and Gilead Sciences, Inc.

                    FURTHER INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

    The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: Executive, Audit, Compensation and Employee Benefit Plan. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

COMMITTEES OF THE BOARD; BOARD MEETINGS

    The Board of Directors of the Company held six meetings in 1998. Each director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he or she served as a director and (ii) meetings of all committees held during the period for which he or she served on those committees, except that Charlotte L. Beers, Henry A. Kissinger and Michael S. Ovitz each attended 67% of such meetings, and Allen E. Paulson attended 33% of such meetings.

    The EXECUTIVE COMMITTEE of the Board has the authority to exercise all powers and authority of the Board in the management of the business and affairs of the Company that may be lawfully delegated to it under Delaware law. The members of the Executive Committee are Theodore J. Forstmann, W.W. Boisture, Jr., Chris A. Davis and Sandra J. Horbach. The Executive Committee did not meet in 1998.

    The AUDIT COMMITTEE's principal functions are to review the scope of the annual audit of the Company by its independent auditors, review the annual financial statements of the Company and the related independent auditors' report of the Company as prepared by the independent auditors, review management's selection of an independent public accounting firm each year and review audit and any non-audit fees paid to the Company's independent auditors. The Company's Chief Financial Officer and Director of Internal Audit generally attend Audit Committee meetings and give reports to and answer inquiries from the Audit Committee. The Audit Committee reports its findings and recommendations to the Board. The Audit Committee is composed of three non-employee directors: Robert Anderson, Roger S. Penske and Donald H. Rumsfeld. The Audit Committee held two meetings in 1998.

    The COMPENSATION COMMITTEE is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies and also determines the cash compensation to be paid to the members of the Office of the Chief Executive. The members of the Compensation Committee are Sandra J. Horbach, Gerard R. Roche and Robert S. Strauss. The Compensation Committee held one meeting in 1998.

    The EMPLOYEE BENEFIT PLAN COMMITTEE is responsible for administering the Company's employee benefit plans, including the Amended and Restated 1990 Stock Option Plan and the proposed 1999 Stock Option Plan. The Employee Benefit Plan Committee is composed of four non-employee directors: Nicholas C. Forstmann, Lynn Forester, Gerard R. Roche and Robert S. Strauss. The Employee Benefit Plan Committee held one meeting in 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee, comprised of Sandra J. Horbach, Gerard R. Roche and Robert S. Strauss, administers the cash portion of the Company's compensation program. The Employee Benefit Plan Committee, comprised of Nicholas
C. Forstmann, Lynn Forester, Gerard R. Roche and Robert S. Strauss, administers the Company's employee benefit plans. Sandra J. Horbach and Nicholas C. Forstmann are general partners of FLC Partnership, L.P. Robert S. Strauss is a member of an advisory committee to FLC Partnership, L.P.

    From time to time the Company provides maintenance and support services, all on standard commercial terms, to FL Aviation Corp., an affiliate of FLC Partnership, L.P. that operates Gulfstream aircraft. For providing such services Gulfstream was paid approximately $0.2 million in 1998. In September 1996, the Company entered into an aircraft services agreement with FL Aviation Corp. with a term of approximately ten years, pursuant to which FL Aviation Corp. provides to Gulfstream aircraft operation, maintenance and administration services. During 1998, Gulfstream paid FL Aviation Corp. approximately $2.0 million for services under this agreement. Moran Printing, a company owned by relatives of Theodore J. Forstmann and Nicholas C. Forstmann, has a three-year contract (which commenced in November 1995) to provide printing services on standard commercial terms to the Company. In 1998, the Company received services and paid approximately $2.0 million under that contract and extended the term of the contract until March 2002. The Company believes the terms of the transactions described in this paragraph are at least as favorable to the Company as those which could be obtained from an unrelated third party.

    In December 1998, Sandra J. Horbach received options to purchase 150,000 shares of Common Stock at an exercise price of $50.0625, the fair market value on the date of grant. The options vest in three equal annual installments.

DIRECTOR COMPENSATION

    Directors who are neither executive officers of the Company nor general partners in FLC Partnership, L.P. have been granted options to purchase Common Stock in connection with their election to the Board. Directors do not receive any fees for serving on the Company's Board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and Committees.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information known by the Company regarding the beneficial ownership of the Company's Common Stock, as of March 19, 1999, by each beneficial owner of more than five percent of the outstanding Common Stock, by each of the Company's directors, by each of the executives named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                                                                  NUMBER OF SHARES
                                                                                    BENEFICIALLY       PERCENTAGE OF
NAME                                                                                  OWNED(1)           CLASS(2)
------------------------------------------------------------------------------  --------------------  ---------------
MBO-IV (3)....................................................................        10,265,915              14.2%
Gulfstream Partners (3).......................................................         2,674,325               3.7
Gulfstream Partners II, L.P. (3)..............................................         3,614,135               5.0
FMR Corp. (4).................................................................         5,559,200               7.7
Iridian Asset Management LLC (5)..............................................         4,382,490               6.2
Robert Anderson...............................................................            32,344                 *
Charlotte L. Beers............................................................            16,289                 *
Thomas D. Bell, Jr............................................................            35,157                 *
W.W. Boisture, Jr.............................................................           195,471                 *
Chris A. Davis................................................................           130,313                 *
Lynn Forester.................................................................             7,761                 *
Nicholas C. Forstmann (3).....................................................        16,554,375              22.9
Theodore J. Forstmann (3).....................................................        16,662,969              23.1
Preston A. Henne..............................................................            32,579                 *
Sandra J. Horbach (3).........................................................         3,635,854               5.0
James T. Johnson..............................................................           112,825                 *
Henry A. Kissinger............................................................           --                 --
Drew Lewis (3)................................................................            16,056                 *
Mark H. McCormack.............................................................             7,761                 *
Bryan T. Moss.................................................................           195,470                 *
Michael S. Ovitz..............................................................             7,761                 *
Allen E. Paulson..............................................................           --                 --
Roger S. Penske (3)...........................................................            32,579                 *
Colin L. Powell...............................................................            16,289                 *
Gerard R. Roche...............................................................            16,289                 *
Donald H. Rumsfeld (6)........................................................            32,579                 *
George P. Shultz..............................................................            32,344                 *
Robert S. Strauss.............................................................            32,344                 *
All directors and executive officers of the Company
  as a group (29 persons)(3)(7)...............................................        17,707,413              24.2

------------------------

* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days following March 19, 1999. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons has or have the right to acquire within 60 days following March 19, 1999 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on 72,176,518 shares outstanding at March 19, 1999.

(3) MBO-IV is Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV. The address of MBO-IV, Gulfstream Partners and Gulfstream Partners II, L.P., each a New York limited partnership, is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153. The general partner of MBO-IV is FLC XXIX, L.P., a New York limited partnership of which Theodore J. Forstmann, Nicholas C. Forstmann, Steven B. Klinsky, Sandra J. Horbach, Winston W. Hutchins, Thomas H. Lister and Erskine B. Bowles are general partners. The general partner of Gulfstream Partners is FLC XXI Partnership, a general partnership of which Wm. Brian Little, Nicholas C. Forstmann, Steven B. Klinsky, Winston W. Hutchins, John A. Sprague, Wm. Brian Little IRA, Winston W. Hutchins IRA, John A. Sprague IRA and TJ/JA L.P., a Delaware limited partnership, are general partners. The general partner of TJ/JA L.P. is Theodore J. Forstmann. The general partner of Gulfstream Partners II, L.P. is FLC XXIV Partnership, a general partnership of which Theodore J. Forstmann, Nicholas C. Forstmann, Wm. Brian Little, John A. Sprague, Steven B. Klinsky, Sandra J. Horbach and Winston W. Hutchins are general partners. Accordingly, each of such individuals and partnerships may be deemed the beneficial owners of shares owned by MBO-IV, Gulfstream Partners and/or Gulfstream Partners II, L.P. in which such individual or partnership is a partner. For the purposes of this table, such beneficial ownership is included. Ms. Horbach, Mr. Lister and Mr. Bowles do not have any voting or investment power with respect to, or any economic interest in, the shares of Common Stock held by MBO-IV, and accordingly, Ms. Horbach, Mr. Lister and Mr. Bowles are not deemed to be the beneficial owner thereof. Drew Lewis and Roger S. Penske are limited partners in Gulfstream Partners. Roger S. Penske is a limited partner in Gulfstream Partners II, L.P. There are other limited partners in each of MBO-IV, Gulfstream Partners and Gulfstream Partners II, L.P., none of which is otherwise affiliated with the Company or FLC Partnership, L.P.

(4) Based on information contained in an amendment to Schedule 13G, dated February 12, 1999, filed with the Securities and Exchange Commission by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Includes 5,196,300 shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp. and such investment companies each has sole power to dispose of the 5,196,300 shares owned by the investment companies. The investment companies' Board of Trustees have sole power to vote such shares. Includes 362,900 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank, as a result of serving as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp. each has sole power to dispose of the 362,900 shares, sole power to vote 193,700 of such shares and no power to vote 169,200 of such shares. The Schedule 13G states that Edward C. Johnson 3d, Chairman of FMR Corp., Abigail P. Johnson, a director of FMR Corp. and members of the Johnson family may be deemed to be a controlling group with respect to FMR Corp.

(5) Based on information contained in Schedule 13G dated February 9, 1999 and filed with the Securities and Exchange Commission by Iridian Asset Management LLC, LC Capital Management, LLC, CL Investors, Inc., David L. Cohen and Harold J. Levy. The address of all such persons is 276 Post Road West, Westport, Connecticut 06880-4704. LC Capital Management, LLC owns 72.5% of the outstanding limited liability company interest of Iridian Asset Management LLC and may be deemed to have the power to vote and to dispose of the shares owned by Iridian Asset Management LLC. CL Investors, Inc. owns 96% of the outstanding limited liability company interest of LC Capital Management, LLC and may be deemed to have the power to vote and dispose of the shares owned by Iridian Asset Management LLC. David L. Cohen and Harold
    J. Levy each owns 50% of the outstanding common shares of CL Investors, Inc. Each is also an employee of Arnhold & S. Bleichroeder Advisers, Inc. ("A&SB") and may be deemed to have ownership (but disclaims beneficial ownership) of 320,000 shares held by First Eagle Fund of America, to which A&SB acts as investment adviser. Mr. Cohen also owns 2,000 shares and Mr. Levy 5,000 shares as to which he has sole power to vote and dispose.

(6) Shares are beneficially owned by an irrevocable trust for the benefit of certain members of Mr. Rumsfeld's family. Mr. Rumsfeld disclaims beneficial ownership of such shares.

(7) Except as discussed in note 3 and except for Mr. Bell, who owns the number of shares of Common Stock listed next to his name in the table above, all shares beneficially owned by directors and executive officers are attributable to options exercisable currently or within 60 days of March 19, 1999. Not included in the table are shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days after March 19, 1999 in the following amounts: W.W. Boisture, Jr., 300,000 shares; Chris A. Davis, 300,000 shares; Lynn Forester, 13,333 shares; Theodore J. Forstmann, 450,000 shares; Preston A. Henne, 25,000 shares; Sandra J. Horbach, 150,000 shares; Henry A. Kissinger, 73,829 shares; Mark H. McCormack, 13,333 shares; Michael S. Ovitz, 13,333 shares; and all directors and executive officers as a group, 1,661,054 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers and holders of more than ten percent of the Company's outstanding Common Stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Based on written representations of reporting persons and a review of those reports, the Company believes that during the fiscal year ended December 31, 1998, all its officers and directors and holders of more than ten percent of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth information required to be disclosed pursuant to Securities and Exchange Commission regulations for each of the fiscal years ended December 31, 1998, 1997 and 1996 with respect to the Company's Chief Executive Officer, each of the next four most highly compensated executive officers and one additional individual who would have otherwise been included but for the fact that he no longer served as an executive officer of the Company at December 31, 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          NUMBER OF
                                                                                          SECURITIES
                                                              ANNUAL COMPENSATION         UNDERLYING
                                                       ---------------------------------    STOCK
NAME AND PRINCIPAL                                                   BASE                   OPTION      ALL OTHER
POSITION                                                 YEAR       SALARY     BONUS(1)     AWARDS    COMPENSATION
-----------------------------------------------------  ---------  ----------  ----------  ----------  -------------
Theodore J. Forstmann (2)............................       1998      --          --         450,000       --
  Chairman and Chief Executive Officer                      1997      --          --          --           --
                                                            1996      --          --         375,000       --

W.W. Boisture, Jr. (3)...............................       1998  $  399,043  $  250,000     300,000        $3,200(4)
  President & Chief Operating Officer                       1997     353,848     200,000      --             3,000(4)
                                                            1996     275,018     171,875      75,000         3,000(4)

Chris A. Davis (5)...................................       1998  $  399,043  $  250,000     300,000        $3,200(4)
  Executive Vice President and Chief Financial &            1997     353,848     206,500      --             3,000(4)
  Administrative Officer                                    1996     275,018     171,875      --             3,000(4)

Bryan T. Moss........................................       1998  $  473,616(6) $  143,750     --           $3,200(4)
  Vice Chairman                                             1997     635,543(6)    200,000     --            3,000(4)
                                                            1996     875,361(6)    250,000     --            3,000(4)

Preston A. Henne (7).................................       1998  $  217,650  $  108,755      25,000        $3,200 (4)
  Senior Vice President, Programs

James T. Johnson (8).................................       1998  $  500,011  $  200,000      --      $  1,517,500 (9)
Former President & Chief Operating Officer                  1997     201,928     130,219   1,000,000

------------------------

(1) Bonuses were paid in February 1999 in respect of fiscal 1998, February 1998 in respect of fiscal 1997, and March 1997 in respect of fiscal 1996, under a Management Incentive Plan.

(2) Mr. Forstmann served as Chairman throughout 1998 and was named Chief Executive Officer on December 15, 1998.

(3) Mr. Boisture served as Executive Vice President until December 15, 1998, when he was named President and Chief Operating Officer.

(4) Represents the Company's contribution to the Gulfstream Aerospace Corporation Investment Plan.

(5) Ms. Davis served as Executive Vice President and Chief Financial Officer throughout 1998 and was named Chief Administrative Officer on December 15, 1998.

(6) Represents base salary plus commissions paid for sales of aircraft.

(7) Mr. Henne became an executive officer in December 1998.

(8) Mr. Johnson joined the Company as President and Chief Operating Officer on August 4, 1997 and retired on December 15, 1998. Bonus for 1998 was paid by agreement.

(9) Represents nonrecurring payments of $600,000 in 1997 and $917,500 in 1998 to compensate Mr. Johnson for the value of lost benefits with previous employer.

    STOCK OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth the stock option grants to each of the Named Executive Officers for fiscal 1998.

            OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1998

                                                        INDIVIDUAL GRANTS
                                       ----------------------------------------------------
                                                      % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                                        NUMBER OF       OPTIONS                               AT ASSUMED ANNUAL RATES OF
                                        SECURITIES    GRANTED TO                             STOCK PRICE APPRECIATION FOR
                                        UNDERLYING     EMPLOYEES     EXERCISE                       OPTION TERM(1)
                                         OPTIONS       IN FISCAL      PRICE     EXPIRATION   -----------------------------
NAME                                    GRANTED(#)       YEAR         ($/SH)       DATE            5%             10%
-------------------------------------  ------------  -------------  ----------  -----------  --------------  -------------

Theodore J. Forstmann................       450,000(2)        19.3% $  50.0625    12/09/08    $ 14,167,817   $  35,904,029

W. W. Boisture, Jr...................       300,000(2)        12.8%    50.0625    12/09/08       9,445,211      23,936,020

Chris A. Davis.......................       300,000(2)        12.8%    50.0625    12/09/08       9,445,211      23,936,020

Bryan T. Moss........................       --            --            --          --             --             --

Preston A. Henne.....................        25,000(2)         1.1%    50.0625    12/09/08         787,101       1,994,668

James T. Johnson.....................       --            --            --          --             --             --

------------------------

(1) Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the market price at the date of grant at the percentages specified (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future Common Stock prices.

(2) All grants were effective December 9, 1998. The exercise price is equal to the fair market value on date of grant. One third of the total number of options granted becomes exercisable on each of the first, second and third anniversaries of the date of grant. All options generally become exercisable upon a "Change in Control" of the Company (as that term is defined in the Stock Option Agreement). All options were granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan.

    AGGREGATED OPTION EXERCISES AND VALUES IN LAST FISCAL YEAR. The following table sets forth stock option exercises for the fiscal year ended December 31, 1998 and the stock option values as of December 31, 1998 for each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND OPTION VALUES AS OF DECEMBER 31, 1998

                                                                                                  VALUE OF UNEXERCISED
                                          SHARES                      NUMBER OF SECURITIES            IN-THE-MONEY
                                        ACQUIRED ON     VALUE        UNDERLYING UNEXERCISED            OPTIONS AT
                                         EXERCISE      REALIZED            OPTIONS AT                FISCAL YEAR-END
     NAME                                 (#) (1)      ($) (1)        FISCAL YEAR-END (#)                ($)(2)
--------------------------------------  -----------  ------------  --------------------------  ---------------------------
                                                                   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                                                                   -----------  -------------  ------------  -------------
Theodore J. Forstmann.................     266,406   $  9,963,584     108,594        450,000   $  5,337,395   $ 1,434,375
W. W. Boisture, Jr....................     209,010      7,816,974     173,752        321,719      8,539,911     2,023,739
Chris A. Davis........................     116,797      4,435,434     130,313        300,000      6,479,889       956,250
Bryan T. Moss.........................     175,196      6,552,330     195,470        --           9,607,351       --
Preston A. Henne......................      29,199      1,092,043      32,579         25,000      1,601,258        79,688
James T. Johnson......................     472,650      6,882,966     263,675(3)      --          6,937,948       --

------------------------

(1) All shares were sold in an underwritten public offering in May 1998. Value realized represents the positive spread between the exercise price and the public offering price of $43.00 per share, less the underwriting discount of $1.50 per share.

(2) Represents the positive spread between the exercise price of outstanding stock options and the closing price of $53.25 per share on December 31, 1998, as reported on the New York Stock Exchange Composite Tape.

(3) In connection with his retirement, Mr. Johnson agreed to terminate options for 263,675 shares and the remaining 263,675 shares became exercisable.

    GULFSTREAM PENSION PLAN. The Gulfstream Aerospace Corporation Pension Plan (the "Pension Plan") is a defined benefit plan maintained by Gulfstream Aerospace Corporation (a Georgia corporation and wholly owned indirect subsidiary of the Company) ("Gulfstream Georgia"), for the benefit of the employees of Gulfstream Georgia and certain of its affiliates that have adopted the Pension Plan (each, a "Participating Employer"). The Pension Plan covers full time employees who attained age 21 and completed at least one year of service prior to August 19, 1998. Pension costs are borne by the Participating Employer and determined from time to time on an actuarial basis, with contributions made accordingly.

    Participants' benefit accruals under the Pension Plan are based on their gross amount of earnings, but exclude items such as overtime pay, bonuses and commissions. Generally, a participant's accrued annual retirement benefit, assuming retirement at or after age 65 and a minimum of five years of service, is equal to the total of the benefit accrued for each year of benefit service, which for each of the Named Executive Officers will be determined for each such year under the following benefit formula: the sum of (x) 2.65% of the first $17,000 of the participant's wage base earnings as adjusted by the rate used to increase the taxable wage base for old age, survivors and disability insurance (currently at $22,000 for such year), and (y) 3% of the participant's earnings in excess of such adjusted wage base earnings. Payments made under the Pension Plan are not subject to any deduction for Social Security or other offset amounts. Participants who have attained age 60 with at least five years of service or age 50 with at least 20 years of service may retire early with an actuarially reduced retirement benefit. No benefits are payable under the Pension Plan with respect to a participant who dies prior to commencement of his or her benefits thereunder subject to certain specified exceptions. Benefits are paid, absent a contrary election, in the form of a single life annuity or qualified joint and survivor annuity depending on the marital status of the participant.

Participants vest 100% in their accrued benefits after five years of service. Each participant in the Pension Plan is subject to the maximum benefit limitations provided for under the Internal Revenue Code of 1986, as amended, and pursuant to the Pension Plan.

    As of December 31, 1998, the estimated annual benefits payable upon retirement for W.W. Boisture, Jr., Chris A. Davis, Bryan T. Moss and Preston A. Henne are $65,487, $101,306, $38,349 and $76,534, respectively, assuming retirement at age 65 and the retiree's lifetime annuity payout option without available modifications. Mr. Johnson has no vested pension benefits.

                  COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies and also determines the cash portion of the compensation to be paid to the members of the Office of the Chief Executive. The objectives of the Committee are to (i) provide a level of base compensation that would allow the Company to attract, retain and reward superior talent, (ii) link the executives' interest with the success of the Company through the payment of a bonus based on the Company's performance and (iii) provide executives with an opportunity to build a significant ownership interest in the Company through participation in a stock option plan and thereby align their interests with those of the stockholders. The Committee addresses the mix of compensation forms (I.E., salary, bonus and/or stock options) to foster long-term management motivation and stability.

    The Committee believes that the Company's recent success has been attributable in large measure to the performance and leadership of senior management. The Company and the Committee believe that compensation that links executive performance to the Company's success (such as bonus programs and stock options) is the most effective means of compensating its executive officers.

    Prior to December 1998, the Company had no chief executive officer, but had a five-person Management Committee chaired by Mr. Theodore J. Forstmann, the Company's Chairman. In December 1998, Mr. Forstmann was also named Chief Executive Officer. Mr. Forstmann receives no cash compensation for his services to the Company. Also in December 1998, the Company established the Office of the Chief Executive, which includes Mr. Forstmann; W.W. Boisture, Jr., President and Chief Operating Officer; and Chris A. Davis, Executive Vice President and Chief
Financial and Administrative Officer.   No executive officer has an employment
agreement with the Company or any of its subsidiaries.

    BASE SALARY. The Committee's policy as to base salaries is subjective, and not dependent upon the application of a specific formula. The Committee periodically reviews the base salary of members of the Office of the Chief Executive and takes action from time to time based on a subjective assessment of individual performance, the nature of the executive's responsibilities and the executive's contribution to the Company, as well as competitive conditions and the nature and extent of the executive's other forms of compensation.

    BONUSES. The Company has adopted a Management Incentive Plan to reward certain members of management and key individuals by comparing Company, functional and personal performance against annual goals and objectives. At the beginning of the year, operating and financial goals are established for the Company and for each participant. If the goals are attained, each executive officer participant is paid a bonus targeted at 50% of base compensation. If the corporate goals are exceeded and functional/personal goals are also attained, the payment can be increased to a maximum of 62.5% at the discretion of the Committee. If the corporate goals are not satisfied, the payment to each executive officer participant is proportionately reduced below 50% at the discretion of the Committee. For 1998, the Company met its operating and financial goals.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that compensation in excess of $1,000,000 paid to the chief executive officer or any of the other four most highly paid executive officers of a company will not be deductible unless the compensation is paid pursuant to one of the exceptions under Section 162(m). The Company's policy is to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. When consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company. Stock options to be granted under the proposed 1999 Stock Option Plan are intended to qualify under the performance-based compensation exemption under Section 162(m).

    Compensation Committee

    Sandra J. Horbach, Gerard R. Roche and Robert S. Strauss

REPORT OF THE EMPLOYEE BENEFIT PLAN COMMITTEE

    The Employee Benefit Plan Committee is composed solely of non-employee directors. The Committee is responsible for administering the Company's employee benefit plans. The Company's philosophy is that stock options are a particularly important part of compensation that inherently correlate long-term individual motivation and reward to Company performance. To encourage key employees to remain in the employ of the Company, options generally vest and become exercisable over a three year period.

    The Committee's approach is subjective. The Committee does not use specific criteria or formulae to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considers the past and potential contribution to the Company of its executives, the amount of options awarded in prior years, the option grants awarded by other aerospace companies as disclosed in publicly available materials, the recent financial performance of the Company and the Company's long-term compensation goals. Options to purchase an aggregate of 2,334,674 shares of Common Stock were granted in 1998. Mr. Forstmann was granted an option for 450,000 shares in December 1998 in connection with his being named Chief Executive Officer.

    Employee Benefit Plan Committee

    Nicholas C. Forstmann, Lynn Forester, Gerard R. Roche and Robert S. Strauss

PERFORMANCE GRAPH

    The following graph compares the cumulative total return of $100 invested on October 10, 1996, in each of Common Stock of the Company, Standard & Poor's 500 Index and Standard & Poor's Aerospace / Defense Index. The returns of the Standard and Poor's indices are calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers a period commencing October 10, 1996, when the Company's Common Stock was first publicly traded, through December 31, 1998. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       GULFSTREAM AEROSPACE CORPORATION,
                 S&P 500 INDEX AND S&P AEROSPACE/DEFENSE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              GAC        ADI      S&P 500
10/10/96         100        100        100
12/31/96      100.52     107.46     106.64
12/31/97      121.88     109.15     139.71
12/31/98      221.88      82.45     176.97

GAC        =          GULFSTREAM AEROSPACE CORPORATION
ADI        =          STANDARD & POOR'S AEROSPACE / DEFENSE INDEX
S&P 500    =          STANDARD & POOR'S 500 INDEX

                                                                             10/10/96     12/31/96     12/31/97     12/31/98
                                                                            -----------  -----------  -----------  -----------
GAC.......................................................................      100.00       100.52       121.88       221.88
ADI.......................................................................      100.00       107.46       109.15        82.45
S&P 500...................................................................      100.00       106.64       139.71       176.97

RELATED PARTY TRANSACTIONS

    In August 1996, the Company entered into agreements with Mr. Theodore J. Forstmann pursuant to which the Company will provide Mr. Forstmann with the use of a Gulfstream V for a period of ten years. Until this Gulfstream V becomes available, the Company has made and will make available to Mr. Forstmann a Gulfstream IV, which the Company received through an assumption of a lease from an affiliate of FLC Partnership, L.P. In January 1997, the Company exercised its early buy-out option under the lease and purchased the aircraft from the lessor, an international financial institution. Mr. Forstmann has agreed to pay the Company up to $1.0 million annually (and paid $0.8 million in 1998) for non-Company use of the aircraft. If Mr. Forstmann ceases to serve as a director or official of the Company, he has agreed to reimburse the Company $1,800 per hour for all use of the aircraft, or other such rate required so as to not exceed Federal Aviation Administration ("FAA") regulatory limitations.

    Thomas D. Bell, a director and former Vice Chairman of the Company, was President and Chief Executive Officer of Burson-Marsteller, an advertising and public relations services firm, during 1998. Gulfstream paid to Burson-Marsteller approximately $0.1 million in 1998 for advertising and public relations services and has engaged Burson-Marsteller to provide additional services in 1999. The Company believes the terms of these transactions are at least as favorable to the Company as those which could have been obtained from an unrelated third party.

    In June 1997, the Company and Allen E. Paulson, a director and Chairman Emeritus of the Company, entered into an agreement pursuant to which the Company has sold to Mr. Paulson a Gulfstream V previously utilized by the Company as a flight test aircraft, for a purchase price equal to the estimated fair market value of the aircraft. Outfitted delivery is scheduled in May 1999. A portion of the purchase price equal to $12 million will be paid over a period of four years and is secured by a letter of credit. The Company believes that the purchase price for the Gulfstream V is at least as favorable to the Company as could have been obtained from an unrelated third party.

    The Company and Mr. Paulson have also entered into a Marketing Services Agreement under which Mr. Paulson will provide services relating to marketing and new product development for a period of four years. Under this agreement, Mr. Paulson will receive commissions on sales of Gulfstream Vs for which he performs services and will receive fees in the event that certain product development activities result in commercially viable products. The Company and Mr. Paulson have also agreed that the Company may use the Gulfstream V purchased by Mr. Paulson for demonstration purposes for a fee in accordance with FAA regulations. The Company believes that the terms of these transactions are at least as favorable to the Company as those that could have been obtained from an unrelated third party.

    In March 1998, the Company and Penske Jet, Inc., an affiliate of Roger Penske, a director of the Company, entered into an agreement pursuant to which the Company will sell to Penske Jet, Inc. a new Gulfstream IV-SP aircraft. Outfitted delivery is scheduled for the first quarter of 2000. The transaction also includes the trade-in of a Gulfstream IV-SP aircraft currently owned by Penske Jet. The Company believes that the purchase price for the new GIV-SP and the trade-in value for the trade-in aircraft, as well as the other terms of the transaction, are at least as favorable to the Company as could have been obtained from an unrelated third party.

    Penske Jet, Inc. and Allen E. Paulson operate Gulfstream aircraft. As Gulfstream operators they from time to time purchase parts, maintenance and similar services from the Company in the ordinary course of business and on the same terms as an unrelated third party.

    Henry A. Kissinger, Drew Lewis, Colin L. Powell, Donald H. Rumsfeld, George
P. Shultz and Robert S. Strauss, directors of the Company, are members of an advisory committee to FLC Partnership, L.P.

    See also "Further Information Concerning the Board of Directors and Committees-Compensation Committee Interlocks and Insider Participation".

                APPROVAL OF THE GULFSTREAM AEROSPACE CORPORATION
                             1999 STOCK OPTION PLAN

GENERAL

    On February 9, 1999, the Board of Directors of the Company approved the 1999 Stock Option Plan, subject to the approval of the stockholders at the 1999 Annual Meeting. The 1999 Stock Option Plan will become effective upon approval by the Company's stockholders. The principal provisions of the 1999 Stock Option Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the 1999 Stock Option Plan, a copy of which is attached as Appendix A. Capitalized terms not defined herein have the meanings set forth in the 1999 Stock Option Plan, unless otherwise indicated.

PURPOSE

    The purpose of the 1999 Stock Option Plan is to provide financial incentives to key employees of the Company and its Subsidiaries and such consultants, advisors and members of the Board of the Company and its Subsidiaries whose entrepreneurial and management talents and commitments are essential for the continued growth and expansion of the Company's business.

TYPES OF AWARDS

    The 1999 Stock Option Plan provides for the granting of options ("Options") to purchase shares of Common Stock to any employee or director of, or consultant or advisor to, the Company or its Subsidiaries, which options are not intended to qualify as incentive stock options under Section 422 of the Code. No Options may be granted under the 1999 Stock Option Plan after February 9, 2009.

ADMINISTRATION

    The 1999 Stock Option Plan will be administered and interpreted by a committee composed of at least two directors of the Company, each of whom is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under
Section 16(b) of the 1934 Act and, to the extent necessary for any Option to qualify as performance-based compensation under Section 162(m) of the Code, an "outside director" (the "Committee"). The Committee's broad powers include authority, within the limitations provided in the 1999 Stock Option Plan, to select the eligible individuals to receive Options, to determine the type, amount and terms and conditions of the Options and to interpret and determine all questions arising under the 1999 Stock Option Plan. The Employee Benefit Plan Committee of the Board has been designated as the Committee that will administer the 1999 Stock Option Plan.

ELIGIBILITY

    Employees and directors of, and consultants or advisors to, the Company and its designated subsidiaries as determined by the Committee, are eligible to be granted Options under the 1999 Stock Option Plan. While there are approximately 7,700 employees and directors of the Company eligible to participate, the Company's current practice generally is to limit Option grants to members of management, directors and advisors of the Company. As of March 19, 1999, Options had been granted to approximately 340 employees and directors pursuant to the Amended and Restated 1990 Stock Option Plan and non-plan option agreements. In addition, in June 1998, the Company granted an option for 100 shares to each then current employee, other than certain senior executives, or approximately 5,500 individuals.

SHARES AVAILABLE FOR ISSUE

    The maximum number of shares that may be issued under the 1999 Stock Option Plan is 1,950,000 shares of Common Stock. The maximum number of shares with respect to which Options may be granted to any individual during any calendar year is 1,000,000. Unexercised Options that expire, terminate or are canceled become available again for Option grants under the 1999 Stock Option Plan.

    In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities, the Committee will make appropriate adjustments to the maximum number and class of shares of stock as to which Options may be granted under the 1999 Stock Option Plan and the number and class of shares of stock with respect to which Options have been granted under the 1999 Stock Option Plan, the Option Price for such shares and any other economic terms of the Option.

STOCK OPTIONS

    Stock Options granted under the 1999 Stock Option Plan are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code. The exercise price of an Option may not be less than 100% of the Fair Market Value of Common Stock at grant and its term may not exceed 10 years from the date of grant. The Company intends that compensation attributable to Stock Options granted under the 1999 Stock Option Plan will not be subject to the deduction limitation of Section 162(m) of the Code. See "U.S. Federal Income Tax Consequences."

    The Committee will determine at the time the Option is granted the terms and conditions applicable to such Option, which will be set forth in a stock option agreement (the "Stock Option Agreement"). The Committee may provide for Options to be exercisable immediately or in installments. The Company may accelerate the exercisability of Options at any time. The current form of Stock Option Agreement being utilized by the Company provides that all outstanding Options will become fully exercisable upon a "Change in Control" (as that term is defined in the current form Stock Option Agreement). When an Option is exercised, the Option Price must be paid in full in cash.

    Subject to the 1999 Stock Option Plan, the Committee may modify, extend, replace or renew outstanding Options granted under the Plan, or accept the surrender of unexercised outstanding Options provided that no modification of any Option granted under the 1999 Stock Option Plan shall adversely alter or impair any rights or obligations under any Option granted under the 1999 Stock Option Plan without the affected Optionee's consent.

    The current form Stock Option Agreement also provides that the Company will notify the Optionee within a specified number of days prior to a "Terminating Event" which is defined as: (i) any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in any capital reorganization or reclassification or other change of the then outstanding shares of Common Stock), or (ii) the liquidation or dissolution of the Company, or (iii) the sale or other disposition to any person (other than a Subsidiary or an Affiliate of the Company) of all or substantially all of the assets of the Company pursuant to a plan of liquidation or otherwise.

    Upon receipt of notice of a Terminating Event, the Optionee may, within a specified period of time, exercise all or part of his or her Options, whether or not such Options were otherwise exercisable. In connection with a Terminating Event involving the merger, consolidation or liquidation of the Company, the Company, in the Committee's discretion, may redeem the unexercised portion of the Options, in lieu of permitting the Optionee to exercise the Options, for a price equal to the price received per share of Common Stock in the Terminating Event, less the exercise price of the Options. Any unexercised portion of an Option will terminate upon the consummation of a Terminating Event, unless the Company provides for the continuation thereof. In the event a Terminating Event is not consummated, any Option which the Optionee had exercised in connection with such Terminating Event will be deemed not to have been exercised and will be exercisable thereafter only to the extent it would have been exercisable if notice of such Terminating Event had not been given to the Optionee. The Optionee has no independent right to require the Company to register under the Securities Act of 1933 the shares of Common Stock subject to such Options.

    Unless set forth in the Stock Option Agreement at the time of grant or at any time thereafter, an Option is not transferable by the Optionee except by will or the laws of descent and distribution, and all Options shall be exercisable, during the Optionee's lifetime, only by the Optionee or his or her guardian or legal representative. The terms of such Options shall be final, binding and conclusive upon beneficiaries, executors, administrator, heirs and successors of the Optionee.

    Except as provided in a Stock Option Agreement, an Option held by an Optionee will not be exercisable after the termination of the Optionee's employment or membership on the Board. In the event of death, any Options held by the Optionee shall be exercisable, to the extent provided in the 1999 Stock Option Plan or under a Stock Option Agreement, by the legatee or legatees under the Optionee's will or by his or her personal representatives or distributees.

    The following table sets forth the number of shares of Common Stock subject to outstanding Options under all stock option plans and agreements of the Company as of March 19, 1999 held by: (a) each of the Named Executive Officers;
(b) all executive officers as a group; (c) current directors who are not executive officers, as a group; and (d) all employees who are not executive officers, as a group. Options granted under the 1999 Stock Option Plan are made at the discretion of the Committee. It is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups of employees in 1999 or thereafter.

                           OUTSTANDING STOCK OPTIONS

                                                                         NUMBER OF SHARES
  NAME AND POSITION                                                     UNDERLYING OPTIONS
----------------------------------------------------------------------  ------------------
Theodore J. Forstmann.................................................          558,594
  Chairman and Chief Executive Officer
W.W. Boisture, Jr.....................................................          495,471
  President and Chief Operating Officer
Chris A. Davis........................................................          430,313
  Executive Vice President and Chief
    Financial and Administrative Officer
Bryan T. Moss.........................................................          195,470
  Vice Chairman
Preston A. Henne......................................................           57,579
  Senior Vice President, Programs
James T. Johnson......................................................          112,825
  Former President and Chief Operating Officer
All executive officers as a group (11 persons)........................        2,130,167
All non-executive directors as a group (18 persons)...................          648,768
All non-executive employees as a group
(approximately 4,650 persons).........................................        1,532,246

AMENDMENT AND TERMINATION

    The Board of Directors may at any time and from time to time amend, suspend or terminate the 1999 Stock Option Plan in whole or in part, provided that, to the extent necessary under applicable law, an amendment shall not be effective unless approved by the stockholders of the Company in accordance with applicable law. The rights of an Optionee under any Option granted prior to an amendment, suspension or termination of the 1999 Stock Option Plan shall not be adversely affected by any such action of the Board except with the consent of the Optionee or transferee.

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following summary described the U.S. federal income tax consequences of the 1999 Stock Option Plan. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    No income will be recognized by the holder and the Company will not be entitled to a deduction at the time of grant of an Option. Upon exercise of an Option, the amount by which the Fair Market Value of the Common Stock on the date of exercise exceeds the Option Price will be taxable to the holder as ordinary income and, subject to satisfying applicable withholding requirements and any deduction limitation under Section 162(m), deductible by the Corporation. The subsequent disposition of shares acquired upon exercise of an Option will ordinarily result in capital gain or loss.

    Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held company for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed on the last day of the taxable year, but does not disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. The Company has structured and intends to implement the 1999 Stock Option Plan so that compensation resulting therefrom would be qualified "performance-based compensation." To allow the Company to so qualify such compensation, the Company is seeking stockholder approval of the 1999 Stock Option Plan.

    Special rules may apply in the case of an Optionee who is subject to Section 16 of the 1934 Act.

    Under certain circumstances, the accelerated vesting or exercise of Options in connection with a Change of Control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of
Section 280G of the Code. To the extent so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a federal income tax deduction.

EFFECT ON EARNINGS

    Currently, neither the grant nor the exercise of an Option will result in any charge to pretax earnings.

                            APPOINTMENT OF AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit and report on the consolidated financial statements of the Company for the fiscal year ending December 31, 1999 and to perform such other services as may be required of them. Deloitte & Touche LLP has served as independent auditors for the Company since 1990. The Board of Directors has directed that management submit the appointment of independent auditors for ratification by the stockholders at the 1999 Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

    Proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1999, unless otherwise specified in the proxy. The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors.

                            EXPENSES OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors, and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                       STOCKHOLDER PROPOSALS FOR THE 2000
                         ANNUAL MEETING OF STOCKHOLDERS

    Stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 2000 Annual Meeting must be received by the Company no later than December 1, 1999. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 2000 Annual Meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

    The Company knows of no other matter to be brought before the 1999 Annual Meeting. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

    The Company will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission (excluding exhibits). Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests in writing for copies of any such materials should be directed to Gulfstream Aerospace Corporation, 500 Gulfstream Road, Savannah, Georgia 31408, Attention:
Secretary.

                                          By order of the Board of Directors,

                                                   [LOGO]

                                          Chris A. Davis
                                          Secretary

Savannah, Georgia
March 25, 1999

                                                                      APPENDIX A

                        GULFSTREAM AEROSPACE CORPORATION
                             1999 STOCK OPTION PLAN

    1. PURPOSE. The purpose of the Gulfstream Aerospace Corporation 1999 Stock Option Plan is to provide financial incentives to key employees of the Corporation and its Subsidiaries and such consultants, advisors and members of the Board of Directors of the Corporation and its Subsidiaries whose entrepreneurial and management talents and commitments are essential for the continued growth and expansion of the Corporation's business.

    The Options granted under the Plan are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code.

    2.  Definitions. For purposes of this Plan:

        (a) "Affiliate" means any person directly or indirectly controlling, controlled by, or under common control with the person of which it is an Affiliate.

        (b) "Board" means the Board of Directors of the Corporation.

        (c) "Common Stock" means the Common Stock, par value $.01 per share, of the Corporation and any other stock or securities into which such shares are changed or for which such shares are exchanged as described in Section 7 hereof.

        (d) "Code" means the Internal Revenue Code of 1986, as amended.

        (e) "Committee" means a committee, as described in Section 3, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

        (f) "Corporation" means Gulfstream Aerospace Corporation, a Delaware corporation, and any successor to Gulfstream Aerospace Corporation by merger, consolidation, acquisition of substantially all the assets thereof or otherwise.

        (g) "Eligible Person" means any individual employee or director of, or consultant or advisor to, the Corporation or its Subsidiaries whom the Committee designates as eligible to receive Options.

        (h) "Fair Market Value" for purposes of this Plan, on any date means the average of the high and low sales prices of the shares of Common Stock on such date on the principal national securities exchange on which such shares of Common Stock are listed or admitted to trading, or, if the shares of Common Stock are not so listed or admitted to trading, the average of the per share of Common Stock closing bid price and per share of Common Stock closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to the Common Stock on such date, the Fair Market value shall be the value established by the Board on the advice of an investment advisor in good faith.

        (i) "FL & Co. Companies" means individually and collectively Gulfstream Partners, Gulfstream Partners II, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, each a New York limited partnership.

        (j) "Nonemployee Director" means a director of the Corporation who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

        (k) "Option" means an option granted under the Plan.

        (l) "Optionee" means a person to whom an Option has been granted.

        (m) "Option Price" means the price at which a share of Common Stock can be purchased pursuant to an Option.

        (n) "Outside Director" means a director of the Corporation who is an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

        (o) "Parent" means a parent corporation within the meaning of Section 424(e) of the Code.

        (p) "Plan" means the Gulfstream Aerospace Corporation 1999 Stock Option Plan as set forth in this instrument and as it may be amended from time to time.

        (q) "Stock Option Agreement" means the written agreement between an Optionee and the Corporation evidencing the grant of an Option and setting forth the terms and conditions of that Option.

        (r) "Subsidiary" means a subsidiary corporation of the Corporation within the meaning of Section 424(f) of the Code, substituting "issuing" for "employer" references therein.

        (s) "Successor Corporation" means a corporation, or a Parent or Subsidiary of such corporation, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

    3. ADMINISTRATION. The Plan shall be administered by the Committee, which shall hold meetings at least annually, and shall keep minutes of its meetings. The Committee shall have all of the powers necessary to enable it to carry out its duties under the Plan properly, including the power and duty to construe and interpret the Plan and to determine all questions arising under it. The Committee's interpretations and determinations shall be conclusive and binding upon all persons. The Committee may also establish, from time to time, such regulations, provisions, procedures and conditions regarding the Options and granting of Options which in its opinion may be advisable in administering the Plan. A quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least two (2) directors of the Corporation and may consist of the entire Board; provided, however, that (A) if the Committee consists of less than the entire Board, each member shall be a Nonemployee Director and (B) to the extent necessary for any Option intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, each member of the Committee, whether or not it consists of the entire Board, shall be an Outside Director.

    4.  SHARES AVAILABLE FOR OPTION.

        (a) The Corporation shall reserve for the purposes of the Plan, out of its authorized but unissued Common Stock or out of shares of Common Stock held in the Corporation's treasury, or partly out of each, as shall be determined by the Board, a total of 1,950,000 shares of Common Stock (or the number and kind of shares of stock or other securities into which those 1,950,000 shares are changed or for which those 1,950,000 shares are exchanged in accordance with Section 9 hereof).

        (b) In any calendar year, no Eligible Person may be granted Options in the aggregate in respect of more than 1,000,000 shares of Common Stock.

        (c) In the event that an Option granted under the Plan to any Eligible Person expires, or is for any other reason terminated and unexercised as to any shares of Common Stock covered by the Option, those shares of Common Stock shall thereafter be available for the granting of future Options under the Plan.

    5.  GRANTING OPTIONS.

        (a) Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Persons who will receive Options. The Committee may also grant more than one Option to a given Eligible Person during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted that Eligible Person. Options shall be issued pursuant to a Stock Option Agreement executed by the Corporation and the Optionee.

        (b) The Committee, in its sole discretion, shall establish the per share Option Price at the time an Option is granted, provided that the Option Price is not less than 100% of the Fair Market Value of the Common Stock on the date of grant.

        (c) The terms of each Option granted under the Plan may differ from those of other Options granted under the Plan at the same time, or at some other time; provided that in no event shall the term of any Option granted under the Plan exceed ten years and one day.

        (d) Subject to the provisions of the Plan and the Stock Option Agreement, an Option granted under this Plan shall be exercisable immediately or in accordance with a schedule determined by the Committee in its sole discretion, and the Committee may accelerate the exercisability of any Option at any time.

        (e) Unless set forth in the Stock Option Agreement evidencing the Option at the time of grant or at any time thereafter, an Option granted hereunder shall not be transferable by the Optionee to whom granted except by will or the laws of descent and distribution of the state of the Optionee's domicile at the time of his death, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

        (f) Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend, replace or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (to the extent they have not yet been exercised) and grant new Options in substitution for them. Notwithstanding the foregoing, however, no modification of an Option shall adversely alter or impair any rights or obligations under any Option granted under the Plan without the affected Optionee's consent.

    6.  EXERCISE OF OPTIONS.

        (a) To exercise an Option, in whole or in part, the Optionee shall deliver to the Committee a written notice of exercise specifying the number of shares of Common Stock in respect of which the Option is being exercised. The Option Price shall be paid in full in cash for those shares of Common Stock with respect to which the Option is exercised. The Stock Option Agreement shall set forth the minimum number of shares of Common Stock, if any, which may be purchased at any one time upon the exercise of an Option. Each share of Common Stock purchased upon exercise of an Option shall be issued and delivered at the principal office of the Corporation to the person entitled to receive it. An Optionee shall not be deemed the holder of any shares of Common Stock subject to the Option or have any rights of a stockholder with respect thereto until such shares of Common Stock have been issued and delivered to such Optionee. The Stock Option Agreement may contain such other conditions to the exercise of an Option as the Committee from time to time shall determine and may also contain provisions relating to the ownership of the shares of Common Stock issued upon the exercise of the Option.

        (b) Except as provided in the Stock Option Agreement, any Options held by an Optionee shall not be exercisable after the termination of the Optionee's employment with the Corporation or its Subsidiaries or his or her membership on the Board, as the case may be. During an Optionee's lifetime, Options granted under the Plan shall be exercisable only by the Optionee. In the event of an Optionee's death, any Options held by the Optionee shall be exercisable, to the extent provided in the Plan or under the Stock Option Agreement, by the legatee or legatees under his will or by his personal representatives or distributees.

        (c) To the extent that an Option is not exercised prior to the expiration of its term or such shorter period of time prescribed by the Plan and the Stock Option Agreement, the Option shall lapse and all rights of the Optionee with respect thereto shall terminate.

    7. CHANGES IN COMMON STOCK. In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Corporation, the Committee shall make appropriate adjustments to the maximum number and class of shares of stock as to which Options may be granted under the Plan and the number and class of shares of stock with respect to which Options have been granted under the Plan, the Option Price for such shares and any other economic terms of the Option. The Committee's adjustment shall be final and binding for all purposes of the Plan and each Stock Option Agreement entered into under the Plan. No adjustment provided for in this Section 7 shall require the Corporation to issue a fractional share, and with respect to each Stock Option Agreement the total adjustment as to the number of shares for which Options have been granted shall be effected by rounding down to the nearest whole number of shares.

    8. AMENDMENT OR TERMINATION OF PLAN. The Board shall have the right to amend, suspend or terminate the Plan, provided that, to the extent necessary under applicable law, an amendment shall not be effective unless approved by the stockholders of the Corporation in accordance with applicable law. The rights of an Optionee under any Option granted prior to an amendment, suspension or termination of the Plan shall not be adversely affected by any such action of the Board except with the consent of the Optionee.

    9. INDEMNIFICATION OF STOCK OPTION COMMITTEE. The members of the Committee shall be indemnified by the Corporation against all losses, claims, damages and liabilities, joint or several (including all legal and other expenses reasonably incurred in connection with the preparation for, or defense of, any claim, action or proceeding, whether or not resulting in any liability), for any acts or omissions which are within the scope of such member's duties as a member of the Committee to the full extent permitted under the General Corporation Law of the State of Delaware, as amended from time to time.

    10. COMPLIANCE WITH LAW AND OTHER CONDITIONS. All Options and Stock Option Agreements shall be governed by the laws of the State of New York to the extent not superseded by the laws of the United States. Notwithstanding anything herein or in any agreements pursuant to which Options are granted to the contrary, the Corporation shall not be required to issue shares pursuant to the exercise of any Option granted under the Plan unless the Corporation's counsel has advised the Corporation that such exercise and issuance comply with all applicable laws including, without limitation, all applicable federal and state securities laws.

    11. MISCELLANEOUS. Nothing in the Plan or in any Stock Option Agreement shall (a) confer on any employee any right to continue in the employ of the Corporation, any of its Subsidiaries or any Successor Corporation; or (b) affect the right of the Corporation, any of its Subsidiaries or any Successor Corporation to terminate his employment at any time.

    12. WITHHOLDING OF TAXES. At such times as an Optionee recognizes taxable income in connection with the exercise of the Option and the receipt of shares of Common Stock thereunder (a "Taxable Event"), the Optionee shall pay to the Corporation, prior to the issuance of such shares, an amount equal to, but not greater than, the federal, state and local income and other taxes that are required by law to be withheld by the Corporation in connection with the Taxable Event (the "Withholding Taxes"), plus any other amounts due to the Corporation in connection with the Taxable Event. The Corporation shall have the right to deduct from any amounts otherwise payable to the Optionee any taxes or other amounts required by applicable law to be withheld. In satisfaction of the obligation to pay Withholding Taxes to the Corporation, the Optionee may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Common Stock then issuable to him or her in connection with the exercise of Options hereunder having an aggregate Fair Market Value equal to, but not greater than, the Withholding Taxes.

    13. EFFECTIVE DATE AND DURATION OF PLAN. The effective date of the Plan shall be the date of its adoption by the Board, subject only to the approval of the stockholders of the Corporation. No options may be granted under the Plan after February 9, 2009.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1999
     THIS PROXY IS SOLICITED ON BEHALF OF GULFSTREAM AEROSPACE CORPORATION'S
                              BOARD OF DIRECTORS.

     The undersigned hereby appoints W.W. Boisture, Jr. and Chris A. Davis and each of them, Proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Gulfstream Aerospace Corporation Common Stock which the undersigned may be entitled to vote at the 1999 Annual Meeting of Stockholders of Gulfstream Aerospace Corporation to be held in New York, New York on Wednesday, May 19, 1999 at 9:30 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN ITEM 1, FOR ITEM 2 AND FOR ITEM 3. IN THEIR DISCRETION, THE APPOINTED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS IN THE SPACE BELOW
AND ADDRESS CHANGES ON REVERSE SIDE

                                     (CONTINUED AND TO BE SIGNED ON OTHER SIDE.)

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

                                                            Please mark
                                                            your votes as   /X/
                                                            indicated in
                                                            this example

ITEM 1.  ELECTION OF DIRECTORS               FOR ALL       WITHHOLD AUTHORITY TO
Nominees:                                    NOMINEES      VOTE FOR ALL NOMINEES
Robert Anderson        Mark H. McCormack
Lynn Forester          Gerard R. Roche         / /                  / /
Theodore J. Forstmann  Robert S. Strauss
Drew Lewis

To withhold authority to vote for any individual nominee(s), write the nominee(s) on the line provided:

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ITEM 2.  APPROVAL OF 1999 STOCK OPTION         FOR      AGAINST    ABSTAIN
         PLAN                                  / /        / /        / /

ITEM 3.  APPROVAL OF AUDITORS                  / /        / /        / /

I PLAN TO ATTEND MEETING.                      / /

         ADDRESS CHANGE
Please mark this box if you have               / /
made an address change.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE GULFSTREAM AEROSPACE CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Dated:___________________________________________________________________ , 1999

________________________________________________________________________________
Signature

________________________________________________________________________________
Signature

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person's title.

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